                                                                    EXHIBIT 99.1

                                                      (PULITZER INC. LETTERHEAD)


                              PULITZER INC. REPORTS
                          2003 SECOND-QUARTER EARNINGS

         ST. LOUIS, July 22, 2003 - Pulitzer Inc. (NYSE:PTZ) today announced that second-quarter 2003 net income was $11.4 million, or $0.53 per diluted share, compared with $7.0 million, or $0.32 per diluted share, in the prior year. Net income for the first six months of 2003 was $18.5 million, or $0.86 per diluted share, compared with $13.8 million, or $0.64 per diluted share, in the prior year.

         Results for 2003 and 2002 included investment losses related to non-operating assets, and results for 2002 included employment termination inducements for permanently eliminated positions, as detailed in the "Reconciliation of Base Earnings" table presented later in this release. Excluding these items from both the 2003 and 2002 second-quarter and six-month periods, second-quarter 2003 base earnings per diluted share were $0.54, compared with a similarly determined $0.47 per diluted share for the second quarter of 2002, and base earnings per diluted share for the first six months of 2003 were $0.89 compared with $0.81 in 2002.

         Second-quarter operating revenue increased 3.0 percent to $107.1 million, from $104.0 million in the prior year. Operating revenue for the first six months of 2003 increased 0.6 percent to $205.3 million, from $204.0 million in 2002. Second-quarter operating income increased 13.4 percent to $23.6 million, from $20.8 million in the prior year. Operating income for the first six months of 2003 increased 7.0 percent to $40.5 million, from $37.9 million in 2002.

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Page Two
Pulitzer Second-Quarter Earnings

         Commenting on the results, Robert C. Woodworth, president and chief executive officer, said, "This was a good quarter, as we combined solid revenue growth with effective cost control to drive increases of more than 13 percent in operating income and 15 percent in base earnings per fully diluted share. On the revenue side, the March-to-April shift in the Easter holiday, together with our focus on local territory retail revenue, contributed to a 7.0 percent gain in retail revenue, including preprints, and we achieved strong growth in national revenue. On the cost side, our tightened control over operating expenses in the face of the uncertain economy produced clear benefits.

         "To a significant extent, our revenue gains reflect our persistent focus on growing our share of ad revenue by expanding our audience reach in each of our markets and effectively marketing that reach to advertisers. In St. Louis, cross-selling between the St. Louis Post-Dispatch and the Suburban Journals contributed to a more than 13 percent increase in local retail territory revenue. At PNI, we continued to strengthen our market presence with the strategic acquisitions of weekly newspapers near our daily paper in Napa, California, and, earlier this month, Rhinelander, Wisconsin," Woodworth said.

FORECAST FOR 2003 (SEE NOTES)

         "As we indicated last month, we continue to expect to meet our December 2002 guidance for full-year 2003 base earnings per fully diluted share of at least $1.95," Woodworth said. "But we are facing a stubbornly uncertain advertising market, and achieving that base earnings level ll require maintaining our tight focus on cost control."

RECONCILIATION OF BASE EARNINGS

                                             Second Quarter          First Six Months
                                         Jun. 29,     Jun. 30,     Jun. 29,     Jun. 30,
                                           2003         2002         2003         2002
                                         --------     --------     --------     --------
DILUTED EARNINGS PER SHARE OF STOCK:

  Reported income from operations        $   0.53     $   0.32     $   0.86     $   0.64
  Non-operating investment losses            0.01         0.14         0.03         0.16
  Employment termination inducements         0.00         0.01         0.00         0.01
                                         --------     --------     --------     --------

  Base earnings from operations          $   0.54     $   0.47     $   0.89     $   0.81
                                         ========     ========     ========     ========


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Page Three
Pulitzer Second-Quarter Earnings

         o 2003 and 2002 second-quarter and six-month results included pretax charges to adjust the carrying value of certain non-operating investments. Net pretax charges were $0.3 million and $5.1 million in the second quarters of 2003 and 2002, respectively, and $1.0 million and $5.8 million in the first six months of 2003 and 2002, respectively.

         o 2002 second-quarter and six-month results included pretax charges of $0.2 million for termination inducements for permanently eliminated positions.

GAAP-BASIS RESULTS
SECOND QUARTER

         Operating income was $23.6 million, compared with $20.8 million in the prior year. Operating revenue increased 3.0 percent to $107.1 million, from $104.0 million a year ago.

         Operating expenses for the second quarter of 2003 decreased 0.2 percent to $87.8 million, principally due to lower distribution costs and reduced bad debt expense. These expense savings were partially offset by an 11.7 percent increase in newsprint expense, principally due to a mid-single digit percent increase in the average cost per metric tonne of newsprint.

         Total interest expense for the second quarter of 2003 increased to $5.3 million from $5.1 million in 2002 due, principally, to the absence of capitalized interest in 2003. The effective tax rate for the quarter increased to 37.0 percent from 36.6 percent for the second quarter last year. The Company expects its effective tax rate for 2003 will remain in the 37 percent range.

FIRST SIX MONTHS

         Operating income was $40.5 million, compared with $37.9 million in the prior year. Operating revenue increased 0.6 percent to $205.3 million, from $204.0 million a year ago.

         Operating expenses for the first six months of 2003 decreased 1.1 percent to $173.2 million, principally due to lower distribution costs, reduced bad debt expense, partially offset by increased newsprint costs. Newsprint expense increased approximately 2.8 percent for the first six months of 2003 compared with the comparable period in 2002 due, in part, to a 0.7 percent increase in the average price of newsprint.

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Page Four
Pulitzer Second-Quarter Earnings

         Total interest expense for the first six months of 2003 decreased to $10.7 million from $10.8 million in 2002 due to savings related to interest rate swap contracts entered into in 2001 and 2002. These savings were partially offset by the absence, in 2003, of capitalized interest present in 2002. The effective tax rate for the first six months of 2003 was 37.0 percent compared with 37.6 percent for the first six months of last year.

COMPARABLE-BASIS RESULTS (SEE NOTES)
DEFINITION OF COMPARABILITY

         The discussion that follows focuses on "comparable" results in order to illustrate the effects of year-to-year fluctuations for the full scope of our operations. Comparable revenue and expense from continuing operations are defined as reported operating revenue and operating expense inclusive of Pulitzer's 50 percent share of the Tucson Newspaper Agency ("TNI") operations. The following table summarizes the effect of adding Pulitzer's 50 percent share of TNI operations to reported revenues and operating expenses:

                             Revenue                    Expense                   Revenue                   Expense
                       ---------------------     ---------------------     ---------------------     ---------------------
                                     Second Quarter Ended                                  First Six Months
                       -----------------------------------------------     -----------------------------------------------
                                         (in millions)                                       (in millions)
                       Jun. 29,     Jun. 30,     Jun. 29,     Jun. 30,     Jun. 29,     Jun. 30,     Jun. 29,     Jun. 30,
                         2003         2002         2003         2002         2003         2002         2003         2002
                       --------     --------     --------     --------     --------     --------     --------     --------
Pulitzer Inc. GAAP     $  107.1     $  104.0     $   87.8     $   88.0     $  205.3     $  204.0     $  173.2     $  175.2
Results

Pulitzer 50%
Share of Tucson
Newspaper Agency           13.2         12.9          8.9          8.1         26.9         26.0         18.5         16.9
                       --------     --------     --------     --------     --------     --------     --------     --------

Comparable Results     $  120.3     $  116.9     $   96.7     $   96.1     $  232.2     $  230.0     $  191.7     $  192.1
                       ========     ========     ========     ========     ========     ========     ========     ========
(1)

(1) The results of acquisitions for the second quarter and six-month period ended June 29, 2003 are not material to comparable results.


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Page Five
Pulitzer Second-Quarter Earnings

SECOND QUARTER

         Operating income increased 13.4 percent and operating revenue increased
2.9 percent. Advertising revenue increased 3.6 percent, with retail revenue, including preprints, up 7.0 percent and national revenue, including national preprints, up 36.3 percent. Second-quarter classified advertising revenue decreased 6.6 percent from the comparable period in 2002, principally reflecting weak help wanted and automotive advertising revenue. Help wanted revenue decreased 13.2 percent for the second quarter, compared with a decrease of 10.7 percent in the first quarter, and automotive revenue was down 8.2 percent. Real estate revenue increased 4.5 percent for the second quarter.

         The following table provides detail for comparable advertising revenue trends by operating group for comparable periods in the prior years:

                              ------------------------------------------------------------------------------------------------------
                               2ND                             1st     4th     3rd     2nd     1st     4th     3rd     2nd     1st
                               QTR.    Jun.    May     Apr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
                               2003    2003    2003    2003    2003    2002    2002    2002    2002    2001    2001    2001    2001
                              ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
COMPARABLE ADVERTISING
Combined St. Louis Operations  +5.0%   +3.5%   +4.6%   +6.6%   -1.9%   +4.3%   +4.6%   -5.9%   -3.5%   -7.1%   -9.7%   -2.8%   -1.8%

Pulitzer Newspapers, Inc.      +1.0%   +2.1%   +1.7%   -0.5%   -1.6%   +6.2%   +4.6%   +1.3%   +1.4%   -5.6%   -4.2%   -1.5%   +0.7%

    Pulitzer Inc.              +3.9%   +3.1%   +3.8%   +4.6%   -1.8%   +4.8%   +4.6%   -4.0%   -2.2%   -6.7%   -8.2%   -2.4%   -1.1%
Tucson Newspaper Agency (TNI)  +1.3%   +0.7%   +2.9%   +0.5%   +4.8%   +3.1%   +1.1%   -5.6%   -9.0%  -13.7%  -14.4%   -9.2%   -3.3%

                              ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
    Pulitzer Inc. (combined
with 50% of TNI)               +3.6%   +2.8%   +3.7%   +4.1%   -1.0%   +4.6%   +4.2%   -4.2%   -3.1%   -7.6%   -9.0%   -3.4%   -1.4%
                              ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------

         Second-quarter 2003 operating expense increased 0.7 percent, primarily the result of higher newsprint costs, reflecting a mid-single digit percent increase in the price per metric tonne of newsprint, partially offset by lower circulation distribution costs and decreased bad debt expense. Excluding the impact of newsprint, operating expense for the second quarter decreased 0.6 percent from 2002.

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Page Six
Pulitzer Second-Quarter Earnings

FIRST SIX MONTHS

         Operating income increased 7.0 percent and operating revenue increased
1.0 percent. Advertising revenue increased 1.3 percent, with retail revenue, including preprints, up 3.8 percent and national revenue, including national preprints, up 21.8 percent. Six-month classified advertising revenue decreased
6.0 percent from the comparable period in 2002, principally reflecting weak help wanted and automotive advertising revenue. Help wanted revenue decreased 12.1 percent for the first six months, while automotive revenue decreased 7.8 percent. Real estate revenue increased 5.7 percent for the first six months of 2003.

         Operating expense for the first six months of 2003 decreased 0.2 percent, primarily due to lower circulation distribution costs and decreased bad debt expense, partially offset by increased newsprint costs. FTEs decreased by approximately 1.0 percent. Excluding the impact of newsprint, operating expense for the first six months of 2003 decreased 0.5 percent from 2002.

BALANCE SHEET HIGHLIGHTS

         Pulitzer ended the quarter in a strong financial position, with cash and marketable securities of approximately $201.1 million, compared with $194.4 million at December 29, 2002.

                                      # # #

         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Arizona, and 12 other dailies: The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wisc. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 37 weekly papers and various niche publications.

                                     -more-

Page Seven
Pulitzer Second-Quarter Earnings

         The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For further information, visit our Web site at www.pulitzerinc.com.

NOTES:
Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.


The Company's calculation of "Base Earnings" and "Base Earnings per Share," including guidance contained herein for full-year 2003 base earnings per fully diluted share, exclude investment gains and losses related to non-operating assets, and employment termination costs associated with positions that will not be staffed. The Company can not currently determine full-year 2003 investment gains and losses, if any, related to non-operating assets or future employment termination costs, if any. The Company's calculation of "Base Earnings" and "Base Earnings per Share," including guidance contained herein for full-year 2003 base earnings per fully diluted share, may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and earnings per share as a measure of performance. However, management uses "Base Earnings" and "Base Earnings per Share" for comparing the Company's past, current and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.

Page Eight
Pulitzer Second-Quarter Earnings


The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"). "Comparable" revenues and expenses, including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP since the Company records its interest in TNI on the equity method, and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

SPECIAL NOTICE:
     Pulitzer Inc. will conduct a conference call for investors beginning at 10 a.m. EDT today. The Web cast of the call can be accessed at www.pulitzerinc.com. Replays of the call will also be available at the same site. For more information, please contact James V. Maloney, Director of Shareholder Relations at Pulitzer Inc., at (314) 340-8402.


                                -tables attached-

Page Nine
Pulitzer Second-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)

                                                        Second Quarter Ended        Six Months Ended
                                                        June 29,     June 30,     June 29,     June 30,
                                                          2003         2002        2003          2002
                                                       ---------    ---------    ---------    ---------
OPERATING REVENUES:
    Advertising
        Retail                                         $  30,353    $  28,803    $  56,913    $  56,899
        National                                           7,536        5,557       14,357       11,934
        Classified                                        31,390       33,840       60,476       64,988
                                                       ---------    ---------    ---------    ---------
            Total                                         69,279       68,200      131,746      133,821
        Preprints                                         15,803       13,702       29,535       25,658
                                                       ---------    ---------    ---------    ---------
            Total advertising                             85,082       81,902      161,281      159,479
    Circulation                                           20,297       19,716       40,493       40,178
    Other                                                  1,733        2,379        3,570        4,383
                                                       ---------    ---------    ---------    ---------
                Total operating revenues                 107,112      103,997      205,344      204,040
                                                       ---------    ---------    ---------    ---------

OPERATING EXPENSES:
    Payroll and other personnel expenses                  44,718       44,892       90,073       89,565
    Newsprint expense                                     11,309       10,128       21,514       20,938
    Depreciation                                           3,702        3,718        7,384        7,451
    Amortization                                           1,105        1,107        2,210        2,217
    Other expenses                                        26,922       28,112       52,014       54,998
                                                       ---------    ---------    ---------    ---------
                Total operating expenses                  87,756       87,957      173,195      175,169
                                                       ---------    ---------    ---------    ---------

  Equity in earnings of Tucson newspaper partnership       4,222        4,749        8,368        8,998
                                                       ---------    ---------    ---------    ---------

  Operating income                                        23,578       20,789       40,517       37,869

  Interest income                                            922          984        1,857        1,985
  Interest expense                                        (5,274)      (5,105)     (10,732)     (10,822)
  Net loss on marketable securities and investments         (309)      (5,152)      (1,068)      (5,965)
  Other income (expense)                                      (3)          10           18           14
                                                       ---------    ---------    ---------    ---------

INCOME BEFORE PROVISION FOR INCOME TAXES                  18,914       11,526       30,592       23,081

PROVISION FOR INCOME TAXES                                 7,003        4,222       11,328        8,676

MINORITY INTEREST IN NET EARNINGS OF
  SUBSIDIARY                                                 483          331          780          609
                                                       ---------    ---------    ---------    ---------

NET INCOME                                             $  11,428    $   6,973    $  18,484    $  13,796
                                                       =========    =========    =========    =========

Page Ten
Pulitzer Second-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)

                                                   Second Quarter Ended        Six Months Ended
                                                   June 29,     June 30,     June 29,     June 30,
                                                     2003         2002         2003         2002
                                                  ----------   ----------   ----------   ----------
BASIC EARNINGS PER SHARE OF STOCK:

  Basic earnings per share                        $     0.53   $     0.33   $     0.87   $     0.65
                                                  ==========   ==========   ==========   ==========

  Weighted average number of shares outstanding       21,382       21,274       21,364       21,254
                                                  ==========   ==========   ==========   ==========

DILUTED EARNINGS PER SHARE OF STOCK:

  Diluted earnings per share                      $     0.53   $     0.32         0.86   $     0.64
                                                  ==========   ==========   ==========   ==========

  Weighted average number of shares outstanding       21,579       21,491       21,521       21,474
                                                  ==========   ==========   ==========   ==========

Page Eleven
Pulitzer Second-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(Unaudited)

FOOTNOTES


Financing Arrangements: In October 2002, the Company terminated previously executed swap contracts totaling $75.0 million resulting in a net gain of $5.0 million. The $5.0 million net gain is being amortized ratably over the remaining term of the original swap contract which expires in April 2009. The Company maintains other interest rate swap contracts that have the effect of converting the interest cost for $75.0 million of the Company's debt from fixed rate to variable rate. These swap contracts mature with the Company's debt on April 28, 2009. The Company accounts for the swap contracts as fair value hedges.

Earnings Per Share: Basic earnings per share of stock is computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock is computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2002, the Company's fiscal year began on December 31, 2001 and ended on December 29, 2002. In 2003, the Company's fiscal year began on December 30, 2002 and will end on December 28, 2003.

Reclassifications: Certain reclassifications have been made to the 2002 consolidated financial statements to conform to the 2003 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.